MCCARTNEY ENGINEERING, LLC
CONSULTING PETROLEUM ENGINEERS
--------------------------------------------------------------------------------
4251 Kipling St., Ste 575 Wheat Ridge, CO 80033 (303) 830-7208 Fax (303)830-7004



March 28, 2005

Mr. Wayne Beninger
Southwest Oil & Gas Management, Inc.
4925 Greenville Avenue, Suite 125
Dallas, Texas 75206

Re: Review of Methodology Regarding Reserve Estimates for the PetroSearch Corporation's Gordon #1-18 Well, Woodward County, Oklahoma

Dear Mr. Beninger,

Pursuant to your request, we have reviewed your internally generated estimates of the remaining reserves and future net revenue for the Gordon #1-18 well located in the SW/4 Section 18-23N-19W, Woodward County, Oklahoma. The analyses were run in accordance with the Security and Exchange Commission procedures and based on non-escalated product prices and operating expenses. The effective date of the reserve determination is December 31, 2004. The results as calculated by Mr. Beninger are summarized below:

                   Net Remaining Reserves       Estimated Future Net Revenue
                  As of December 31, 2004                      Discounted at
Reserve Category         Oil (BBL)            Undiscounted       10 Percent
----------------  ------------------------  -----------------  --------------
Proved Producing           9,763            $         262,605  $      234,011


Source of Data
--------------

Well logs, historic performance data, product prices operating expense estimates, and volumetric analyses were supplied by Mr. Beninger for use in this review.

Reserve Definitions
-------------------

The Beninger reserves for this well are, in our opinion, classified in the proved developed producing category. Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known oil and gas reservoirs under existing economic and operating conditions. Proved developed reserves are those which are expected to be recovered through existing wells with existing equipment and operating methods. Proved developed producing reserves are those which are expected to be produced from existing completion intervals now open for production in existing wells

Mr. Wayne Beninger
March 28, 2005
Page 2

Method of Assigning Reserves
----------------------------

Reserves were determined through the application of industry accepted evaluation methods. Since long term performance history is not as yet available for this well, reserves were based on the initial production rates and volumetric estimates assuming a drainage area of 40 acres and an ultimate recovery factor of 20% OOIP. Ultimate primary reserves of 13,888 STBO have been assigned to this well.

Oil Prices
----------

Mr. Beninger utilized an oil price of $42.00/BBL in effect December 31, 2004 as reflected on the Plains Marketing crude oil price bulletin for December 2004. There is currently no gas sold from this property.

Expenses
--------

Mr. Beninger estimates that the operating expenses will average $2,500 per month. These expenses were projected to remain constant for the life of the properties. Applicable severance and ad valorem taxes were considered in the cash flow projections. No deductions were made for general or corporate overhead, depletion, depreciation, or other indirect expenses.

Projected net income is before state and federal income tax and does not consider encumbrances against the properties, if such exist. The value of salvageable equipment has not been included in this evaluation.

Summary
-------

In our opinion, the methodology used by Mr. Beninger in estimating the remaining reserves and associated future cash flow projections is consistent with accepted industry standards and meets the requirements of the Security and Exchange Commission.

We appreciate the opportunity to provide you with this review.

Yours truly,
McCartney Engineering, LLC


/s/ Jack A. McCartney
Jack A. McCartney
Manager


[GRAPHIC OMITTED]

COLORADO REGISTERED
JACK ALBERT MCCARTHY
      14618
PROFESSIONAL ENGINEER

                             ANNUAL CASHFLOW REPORT

Lease Name: Gordon (1-18)                 Operator: Petrosearch Operating Company
County, ST: Woodward, OK                  Field Name:
Location: 0-0-0

                  WELL       GROSS PRODUCTION       NET PRODUCTION          AVERAGE PRICES        SALES
DATE             COUNT       OIL        GAS         OIL        GAS          OIL         GAS       TOTAL
                            (BBL)      (MCF)       (BBL)      (MCF)       ($/BBL)     ($/MCF)      ($)
12/2005                 1    5,779            0      4,062           0        42.00       0.00    170,622
12/2006                 1    3,908            0      2,747           0        42.00       0.00    115,389
12/2007                 1    2,423            0      1,703           0        42.00       0.00     71,541
12/2008                 1    1,502            0      1,056           0        42.00       0.00     44,355
03/2009                 1      276            0        194           0        42.00       0.00      8,152
Grand Total:                13,888            0      9,763           0        42.00       0.00    410,059

               OPERATING              OPERATING     OTHER     PERIODIC   CUMULATIVE          10%
DATE            EXPENSES     TAXES       INCOME     COSTS    CASH FLOW    CASH FLOW    CASH FLOW
                     ($)       ($)          ($)       ($)          ($)          ($)          ($)
12/2005           26,125    11,944      132,554         0      132,554      132,554      126,017
12/2006           28,500     8,077       78,811         0       78,811      211,365       68,416
12/2007           28,500     5,008       38,033         0       38,033      249,398       30,058
12/2008           28,500     3,105       12,751         0       12,751      262,149        9,212
03/2009            7,125       571          456         0          456      262,605          308
Grand Total:     118,750    28,704      262,605         0      262,605      262,605      234,011

DISCOUNT PRESENT WORTH:      ECONOMIC DATES:                    ECONOMICS SUMMARY:
     0.00 %         262,605  Effective Date            01/2005                          Bbl Oil  Mcf Gas
    10.00 %         234,011  Calculated Limit          03/2009  Ultimate Gross           13,888        0
    20.00 %         211,891  Economic Life           51 Months  Historic Gross                0        0
    30.00 %         194,296                   4 Years 3 Months  Gross at Eff Date             0        0
    40.00 %         179,977  ECONOMICS INFORMATION:             Remaining Gross          13,888        0
    50.00 %         168,098  Net Payout Date:          02/2005  Remaining Net             9,763        0
    60.00 %         158,084  Rate of Return:            >100 %
    70.00 %         149,523  Return on Investment:        0.00
    80.00 %         142,119  Disc Return on Invest:       0.00
    90.00 %         135,648  Initial Division of Interest:                               NRI       ORI
   100.00 %         129,940                                WI:  95.000000      Oil:   70.300000  0.000000
                                                                               Gas:   70.300000  0.000000
                                               Reversion Date:  None     Injection:    0.000000  0.000000